KOHL'S CORPORATION REPORTS SEPTEMBER COMPARABLE STORE SALES

MENOMONEE FALLS, WI, -- (Business Wire) - October 7, 2010 -- Kohl's Corporation (NYSE: KSS) reported today that total sales for the five-week month ended October 2, 2010 increased 5.3 percent over the five-week month ended October 3, 2009. On a comparable store basis, September sales increased 3.0 percent. Year to date, total sales increased 8.5 percent and comparable store sales increased 5.3 percent.

Kevin Mansell, Kohl's chairman, president and chief executive officer, commented, "We are pleased with our sales performance in September, especially given the comparison to last year's 5.5 percent comparable store sales increase. The Southeast and Midwest regions outperformed the company. From a line-of-business perspective, the Footwear business once again reported the strongest comparable store sales for the month."

	Fiscal Period Ended		% Change
	October 2,	October 3,	All	Comp
	2010	2009	Stores	Stores
	($ in millions)
September	$ 1,542	$ 1,464	5.3%	3.0%
Quarter-to-date	2,958	2,779	6.5	3.7
Year-to-date	11,093	10,223	8.5	5.3

The Company opened 22 stores in fiscal September and now operates 1,089 stores in 49 states, compared to 1,059 stores at the same time last year.

Comments regarding the Company's sales results will be provided in a pre-recorded telephone message, which will be available for 36 hours, from 8:30 AM EDT on Thursday, October 7, until 8:30 PM EDT on Friday, October 8, 2010. The toll-free, dial-in number for the replay is (888) 360-2596. (No pass code is required.)

About Kohl's

Based in Menomonee Falls, Wis., Kohl's (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. Kohl's operates its 1,089 stores in 49 states with a commitment to environmental leadership. In support of the communities it serves, Kohl's has raised more than $150 million for children's initiatives nationwide through its Kohl's Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.kohls.com.

Investor Relations: Wes McDonald, Chief Financial Officer, (262) 703-1893

Media: Vicki Shamion, Vice President - Public Relations, (262) 703-1464